Exhibit 10.35
Execution Version
2009 EMPLOYMENT AGREEMENT
     THIS 2009 EMPLOYMENT AGREEMENT (this “Agreement”) by and among ORIGEN FINANCIAL, INC., a Delaware corporation (“Parent”), ORIGEN FINANCIAL L.L.C., a Delaware limited liability company (the “Company”) and W. ANDERSON GEATER, JR. (“Executive”) is made and entered into on May 1, 2009 and for all purposes shall be effective on April 4, 2009 (the “Effective Date”).
RECITAL:
     A. Parent, Company and Executive are parties to that certain Employment Agreement dated December 28, 2006 and amended July 1, 2008 (the “2006 Employment Agreement”). The 2006 Employment Agreement is scheduled to expire in accordance with its terms on October 7, 2009.
     B. Parent, Company and Executive acknowledge that pursuant to Parent’s Asset Disposition and Management Plan, which was approved by Parent’s shareholders in June, 2008, and subsequently implemented by Parent and Company, the nature of the business of Parent and Company has changed dramatically during 2008, including: (1) the sale of the Company’s unsecuritized loan portfolio; (2) the sale of the Company’s servicing assets and platform; (3) the sale of certain bond assets; (4) the refinancing of the Company’s senior debt; (5) the sale of the Company’s origination platform; and (6) the downsizing of Parent’s and Company’s workforce from over 300 employees to approximately 23 current employees with the expectation that the employee force will normalize at 8 employees with several consultants by the third quarter of 2009.
     C. In light of the dramatic changes to Parent’s and Company’s business and consequential changes in its need for management services, Parent, Company and Executive desire to modify Executive’s rights, duties and obligations under the 2006 Employment Agreement so that the 2006 Employment Agreement shall terminate in its entirety upon the effectiveness of this Agreement. From and after the Effective Date Executive will be employed as a full-time employee of Parent and Company, will receive payments accrued and owing under the provisions of the 2006 Employment Agreement pursuant to the provisions of this Agreement and will be compensated for services going forward pursuant to the terms of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:
     1. Termination of 2006 Employment Agreement and Payments.
          (a) Parent, the Company and Executive each hereby agrees that the 2006 Employment Agreement is terminated and of no further force or effect, effective at the close of business on the day immediately preceding the Effective Date. From the Effective Date forward, all aspects of the employment and compensation agreements among Parent, Company and Executive will be governed by the provisions of this Agreement.
          (b) In recognition of Executive’s performance as Chief Financial Officer in preserving the Company’s and Parent’s assets during the difficult 2008 economic climate, the Board of Directors has granted, and the Company agrees to pay, to Executive a bonus of $150,000, to be paid on the date of execution of this Agreement by Executive and the Company.
          (c) The termination of the 2006 Employment Agreement and any termination of this Agreement shall not in any way negate or relieve the Company’s obligation to pay

Executive the $825,000 change-of-control payment which was earned in 2008 under the terms of the 2006 Employment Agreement and will be paid to Executive on July 1, 2009.
          (d) The Company shall pay Executive the amounts due him under the Company’s Capital Accumulation Plan in the amount of $280,000 on November 15, 2011.
     2. Term of Employment.
          (a) Subject to the provisions for termination provided in this Agreement, the term of Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue thereafter until March 31, 2011.
          (b) Company and Executive each acknowledges and agrees that, in accordance with the terms of Section 8 below, Executive’s employment may be terminated, for any reason or for no reason at all, upon not less than sixty (60) days prior written notice of termination by Executive or Company, except for termination for cause by the Company, in which case no prior notice is required.
     3. Services and Duties.
          (a) Company agrees to employ Executive and Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, Executive shall serve as the Chief Financial Officer of the Company, and shall do and perform diligently all such services, acts and things as are customarily done and performed by the chief financial officer of companies in similar business and in size to Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of Parent (the “Board”) and the Company’s Chief Executive Officer, which duties shall be consistent with Executive’s position as set forth above. Executive will report to the Company’s Chief Executive Officer. The Board will define and refine Executive’s job duties and responsibilities from time to time. Executive shall also serve as the Chief Financial Officer of Parent without additional compensation therefor.
          (b) For service as an officer and employee of Parent and Company, Executive shall be entitled to the full protection of the applicable indemnification provisions of the Certificate of Incorporation of Parent, as it may be amended from time to time. Parent agrees that Executive will be named as an additional insured under Parent’s Directors and Officers, Errors and Omissions and other similar insurance policies during the Term.
     4. Devotion to Company’s and Parent’s Business. The Executive shall devote his best efforts, knowledge, skill, and his entire productive time, ability and attention to the business of the Company and Parent during the term of this Agreement; provided, however, the Executive’s expenditure of reasonable amounts of time to various charitable and other community activities or to the Executive’s own personal investments and projects shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of Executive’s duties under this Agreement.
     5. Compensation.
          (a) General Statement. As compensation for the services to be performed by Executive under this Agreement, Company shall pay to Executive during the Term, and in accordance with Company’s usual pay practices the amounts set forth in this Section 5, which include amounts paid to satisfy payments required by the 2006 Employment Agreement.

          (b) Base Compensation. As compensation for the services to be performed hereafter, Company shall pay to Executive, during his employment hereunder, an annual base salary (the “Base Salary”) payable in accordance with Company’s usual pay practices (and in any event no less frequently than monthly) at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) for the period beginning on the Effective Date and ending at the end of the Term.
          (c) Annual Bonus. Executive shall be paid an annual incentive bonus (each, an “Annual Bonus”) in the amount of $235,000 in the first quarter of each of 2010 and 2011, to be paid on or before March 15 of each of such years.
          (d) Stay Bonus. Subject to the following sentence, Executive shall be paid a bonus (the “Stay Bonus”) in the amount of $555,000 on March 31, 2011. Notwithstanding the foregoing, if Executive terminates this Agreement pursuant to Section 8(a)(i) below without Good Reason, or if Executive’s employment is terminated by the Company for cause pursuant to Section 8(a)(ii) below, Executive shall not be entitled to receive the Stay Bonus.
          (e) Disability. During any period that Executive is Disabled (as defined below) (the “Disability Period”), Executive shall continue to receive his full Base Salary, Annual Bonus and other benefits at the rate in effect for such period until his employment is terminated by Company pursuant to Section 8(a)(iii) hereof; provided, however, that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to Executive at or prior to the time of any such payment under disability benefit plans of Company. For purposes of this Section 5(e) only, Executive shall be deemed to be “Disabled,” and on a bona fide leave of absence, if he is eligible to receive disability benefits under any disability benefit plan or policy provided by Company to its employees generally or to Executive specifically (a “Company Sponsored Plan”). If Company does not provide coverage to Executive under a Company Sponsored Plan, Executive shall be deemed to be “Disabled” if he is unable to perform the essential functions of his duties hereunder (with or without reasonable accommodation by the Company) as a result of incapacity due to physical or mental illness.
     6. Benefits.
          (a) Insurance. Company shall provide to Executive life, disability, medical, hospitalization and dental insurance for himself, his spouse and eligible family members as may be determined by the Board to be consistent with Company’s standard policies.
          (b) Benefit Plans. Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of Company generally available from time to time to other executive employees of Company, Parent or their subsidiaries (the “Subsidiaries”) and for which Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect Executive’s right and benefits under any such plan except as expressly provided herein).
          (c) Annual Vacation. Executive shall be entitled to five (5) weeks of vacation time each year without loss of compensation. In the event that Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue such unused time and add it to the vacation time for any following year; provided, however, that no more than twenty (20) business days of accrued vacation time may be carried over at any time (the “Carry-Over Limit”). Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation time (not to exceed thirty (30) business days) shall be paid to Executive within ten (10) days of such termination based on the Base Salary in effect on the date of such termination.
     7. Reimbursement of Business Expenses. Company shall reimburse Executive for travel, entertainment, business development, data access, telephone and other expenses reasonably and necessarily incurred by Executive in connection with Company’s business. Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as Company shall reasonably request
     8. Termination of Employment.
          (a) This Agreement and Executive’s employment hereunder may be terminated:
          (i) by either Executive or Company at any time for any reason whatsoever or for no reason upon not less than sixty (60) days written notice;
          (ii) by Company at any time for “Cause” without prior notice; and
          (iii) upon Executive’s death or if Executive is Totally Disabled as defined in Section 8(c) below.
          (b) For purposes of this Agreement, for “Cause” means (i) a material breach of any provision of this Agreement by Executive (if the breach is curable, it will constitute Cause only if it continues uncured for a period of twenty (20) days after Executive’s receipt of written notice of such breach from Company), (ii) Executive’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than twenty (20) days after Executive’s receipt of written notice of such deficiency, (iii) Executive’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case whether or not involving Company, that in the reasonable good faith judgment of the Board of Parent or the Board of Company, renders Executive’s continued employment harmful to Company, (iv) Executive’s misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports, or (v) Executive’s conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime that, in the reasonable good faith judgment of the Board of Parent or the Board of Company, adversely affects Company, Parent and/or either of its reputation or business.
     (c) For purposes of this Section 8 and payment of compensation and benefits pursuant to Section 9(c), Executive shall be considered “Totally Disabled” if, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) he is unable to engage in any substantial gainful activity, or (ii) he is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
     9. Compensation Upon Termination.
          (a) If Company terminates this Agreement without Cause pursuant to Section 8(a)(i) hereof, if Company terminates this Agreement pursuant to Section 8(a)(iii) hereof, or if Executive voluntarily terminates this Agreement for Good Reason (as defined below) then: (i) Company shall pay to Executive or his estate, if applicable, unpaid amounts required by Sections 1(b) through 1(d) (which shall not be deemed payments on termination of employment under this Section 9), (ii) Company shall pay to Executive or his estate, if applicable, the unpaid Base Salary in the manner and at the times specified in Section 5(b), through and including the Expiration Date; (iii) Company shall pay to Executive or his estate, if applicable, the unpaid Annual Bonus in the manner and at the times specified in Section 5(c), through and including the Expiration Date, (iv) Company shall pay to Executive or his estate, if applicable, the Stay Bonus in the manner and at the times specified in Section 5(c), and (v) if applicable, through and including the Expiration

Date, Company shall pay Executive’s COBRA premiums for medical insurance benefits in effect on the date of termination (provided that such payments will not exceed the 18-month statutory COBRA continuation period), and continue to provide Executive with such other employee benefits for which Executive continues to qualify during the Term, but only if Executive fully complies with Section 10 of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, (A) Company’s obligations under this Section 9(a) shall be contingent on Executive executing and delivering to Company a general release of claims, substantially in the form attached hereto as Exhibit A, and (B) if Executive engages in full-time employment after the termination of this Agreement (whether as an executive or as a self-employed person), any employee benefit and welfare benefits received by Executive in consideration of such employment which are similar in nature to the employee benefit and welfare benefits provided by Company will relieve Company of its obligations under Section 6(b) to provide comparable benefits to the extent of the benefits so provided. For purposes of Section 8 and this Section 9 only, “Good Reason” means the occurrence of any of the following events: (a) a substantial adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities or duties hereunder, (b) a substantial involuntary reduction in Executive’s Base Salary except for an across-the-board salary reduction similarly affecting all or substantially all employees, or (c) the relocation of Executive’s principal place of employment to another location of Company outside a sixty (60) mile radius from the location of Executive’s principal place of employment as of the date hereof.
          (b) If Executive voluntarily terminates this Agreement pursuant to Section 8(a)(i) for any reason other than Good Reason or Company terminates this Agreement pursuant to Section 8(a)(ii), Executive shall be entitled to no further compensation or other benefits under this Agreement, other than any unpaid Base Salary and the Pro Rata Annual Bonus Amount accrued and earned by Executive hereunder for the period up to and including the effective date of such termination and other than all unpaid amounts required by Sections 1(b) through 1(d) (which shall not be considered compensation upon termination under this Section 9).
          (c) Except as otherwise specified in this Section 9, and Sections 1(b) through 1(d) (which shall not be considered compensation upon termination under this Section 9), Executive shall not be entitled to any other compensation or benefits upon the termination of his employment with Company for any reason whatsoever.
          (d) Immediately upon the cessation of Executive’s employment with the Company for any reason whatsoever, notwithstanding anything else to the contrary contained in this Agreement or otherwise, Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s). Upon request, at any time following the cessation of his employment for any reason, Executive shall resign from the Board if then a member.
          (e) Notwithstanding anything to the contrary in this Section 9, Company’s obligation to pay, and Executive’s right to receive, any compensation under this Section 9, shall terminate upon Executive’s breach of any provision of Section 10 hereof. In addition, Executive shall promptly forfeit any compensation received from Company under this Section 9 upon Executive’s breach of any provision of Section 10 hereof.
     10. Covenant Not To Compete and Confidentiality.
          (a) Executive acknowledges Company’s and Parent’s reliance and expectation of Executive’s continued commitment to performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the part of Company and Parent, Executive, in consideration of the compensation and other payments to be made by Company under this Agreement, and without expectation for any additional payments or compensation, agrees to the provisions set forth below.
          (i) Executive shall not compete with Company or Parent, as defined in Section 10(a)(ii) below, for a period commencing on the Effective Date and ending:
(A) if this Agreement terminates upon the Term having run its full course, the date that is 12 months after the termination date,
(B) if this Agreement is terminated by Company under Section 8(a)(ii) or by Executive under Section 8(a)(i), the later to occur of (I) the final day of the Term or (II) the date that is 12 months after the date of termination, or
(C) if Company terminates this Agreement under Section 8(a)(i), the date that is 12 months after the termination date.
          (ii) The phrase “shall not compete with Company or Parent” means that Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which, in a manner that is competitive with and adverse to the business of Company or Parent, is engaged in the management of manufactured housing finance assets anywhere within the continental United States or Canada (a “Competitive Business”); provided, however, that (A) Executive shall not be prohibited from serving as an employee of, independent contractor of, or consultant to, a company that has a subsidiary or affiliate that is a Competitive Business, so long as Executive (x) does not serve as an employee, independent contractor or consultant for such subsidiary or affiliate engaged that is a Competitive Business, and (y) is not otherwise involved in any way in the Competitive Business on behalf of such company, (B) Executive shall be permitted to make investments that do not interfere or conflict with the performance of Executive’s duties or directly compete with the business of the Company and Parent, (C) Executive shall be permitted to make passive investments in the stock of any publicly traded business (including a Competitive Business), so long as the stock investment in any Competitive Business does not rise above one percent (1%) of the outstanding shares of such Competitive Business and (D) Executive shall be entitled, without further obligation to the Company, to pursue directly or indirectly any transaction or opportunity that might be competitive to, or within the business of, the Company so long as that transaction or opportunity first is fully presented to the Board of Directors of Parent and the Board of Directors determines that Parent and the Company will not pursue that transaction or opportunity for itself.
          (iii) Executive shall not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose any Confidential Information, directly or indirectly, to any person outside of Company, Parent or any company owned or controlled by Company or Parent or under common control with Company, Parent or their subsidiaries (an “Affiliate”).
          (iv) Promptly upon the termination of this Agreement for any reason, Executive (or in the event of Executive’s death, his personal representative) shall return to Company any and all copies (whether prepared by or at the direction of Company or Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information.

          (v) For a period commencing on the Effective Date and ending upon the expiration of 12 months from the termination of this Agreement for any reason, Executive shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from Company, Parent or any Affiliate any trade or business with any customer or supplier with whom Executive had any contact or association during the term of Executive’s employment with Company or with any party whose identity or potential as a customer or supplier was confidential or learned by Executive during his employment by Company.
          (vi) For a period commencing on the Effective Date and ending upon the expiration of 12 months from the termination of this Agreement for any reason, Executive shall not, either directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed by Company during the term of this Agreement.
     As used in this Agreement, the term “Confidential Information” shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by Company, Parent or any Affiliate (other than by the act or acts of an employee not authorized by Company to disclose such information) and which relates to any one or more of the aspects of the business of Company, Parent or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.
          (b) Executive agrees and understands that the remedy at law for any breach by him of this Section 10 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, Executive acknowledges that Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 10 shall be deemed to limit Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 10 which may be pursued or availed of by Company.
          (c) Executive acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form. Executive and Company intend to and hereby confer jurisdiction to enforce the covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants, or any part of any covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive and Company that such determination not bar or in any way affect the right of Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions. For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.
     11. Excise Tax Payment. Anything in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by Executive in connection with a Change in Control and/or Executive’s termination or resignation of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Parent, the Company or their subsidiaries) (the “Aggregate Payment”) is determined to constitute a “parachute payment” as such term is deemed in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to Executive, prior to the time an excise tax imposed by Section 4999 of the Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to Executive and the time of payment pursuant to this paragraph 11 shall be made by a nationally recognized United States public accounting firm selected by the Company which has not, during the two years preceding the date of its selection, acted in any way on behalf of Parent, the Company or any affiliate thereof.
     12. No Conflicting Agreements. Executive represents and warrants that other than his position as an Executive of each of Parent and the Company, he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to either Parent or the Company during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.
     13. Arbitration. The parties agree that any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Executive’s employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees’ rights and remedies), shall be settled by mandatory arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the “Rules”) and the following provisions: (A) a single arbitrator (the “Arbitrator”), mutually agreeable to Company and Executive, shall preside over the arbitration and shall make all decisions with respect to the resolution of the dispute, controversy or claim between the parties; (B) in the event that Company and Executive are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this Section 13; (C) the place of arbitration shall be Southfield, Michigan unless mutually agreed otherwise; (D) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (E) all fees and expenses of the Arbitrator shall be shared equally between Company and Executive; (F) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (G) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight (8) weeks and each party shall be limited to two (2) depositions; and (H) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this Section shall be construed to preclude Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent Executive’s breach of Section 9 of this Agreement.
     14. Notice. All notices, requests, consents and other communications, required or permitted to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as set forth below. In addition, a party may deliver a notice via another reasonable means that results in the recipient party receiving actual notice, as conclusively demonstrated by the party giving such notice.
If to Company:
Origen Financial L.L.C.
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
If to Parent:
Origen Financial, Inc.
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
Attn: Board of Directors
If to Executive:
W. Anderson Geater, Jr.
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
In all events, with a copy to:
Jaffe, Raitt, Heuer & Weiss,
Professional Corporation
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn: Peter Sugar
     15. Cooperation in Future Matters. Executive hereby agrees that for a period of 18 months following his termination as an Executive he shall cooperate with Company’s reasonable requests relating to matters that pertain to Executive’s employment by Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of Company, or otherwise making himself reasonably available to Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Executive’s other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.
     16. Miscellaneous.
          (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

          (b) The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding on, Company and its successors and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever and any purported assignment shall be void. For all purposes under this Agreement, the term “Company” shall include any successor to Company’s business and/or assets that assumes Company’s rights and obligations under this Agreement.
          (c) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
          (d) This Agreement sets forth the entire understanding and agreement of Executive and Company with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof, including, without limitation, the 2006 Employment Agreement. If the terms of this Agreement shall conflict with the terms of any other agreement between the Executive and either Parent or Company or any compensation plan, arrangement or policy of Parent or Company applicable to the Executive, the provisions of this Agreement shall control.
          (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles.
          (f) Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.
          (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.
          (h) Company may withhold such amounts as may be required under federal, state and local law to be withheld from the payments made under this Agreement.
          (i) No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
          (j) Executive may, on a form prescribed by the Company, designate a beneficiary or beneficiaries (his “Designated Beneficiary”) to receive the benefits under this Agreement in the event of his death. If Executive does not designate a beneficiary, his benefits will be paid first to his spouse, if surviving him, and if unmarried or if his spouse does not survive him, in equal shares to his children surviving him, and if neither his spouse nor children survive him, to his estate.
          (k) The provisions of Sections 10, 11, 13, 14, 15 and 16 of this Agreement shall survive the termination of this Agreement, notwithstanding anything to the contrary herein.
     IN WITNESS WHEREOF, the parties have executed this 2009 Employment Agreement as of the date first written above.

COMPANY: ORIGEN FINANCIAL L.L.C., a Delaware limited liability company
By:	/s/ Ronald A. Klein
RONALD A. KLEIN
Its: CEO

PARENT: ORIGEN FINANCIAL, INC., a Delaware corporation
By:	/s/ Ronald A. Klein
RONALD A. KLEIN
Its: CEO

EXECUTIVE:
/s/ W. Anderson Geater, Jr.
W. ANDERSON GEATER, JR.

EXHIBIT A
MUTUAL RELEASE AND WAIVER
     This mutual release and waiver (the “Termination Release”) is made as of the ___day of                      , 200___by and among the Companies (as defined below) and W. Anderson Geater (the “Executive”).
     WHEREAS, Executive, Origen Financial L.L.C., a Delaware limited liability company (the “Company”) and Origen Financial, Inc., a Delaware corporation (the “Parent”) (collectively, Company and Parent are referred to as “Companies”) have entered into an Employment Agreement (the “Employment Agreement”) dated as of April 1, 2009 that provides for certain compensation upon termination of Executive’s employment; and
     WHEREAS, the Executive has agreed, pursuant to the terms of the Employment Agreement, to execute a release and waiver in the form set forth in this Release and Waiver (“Termination Release”) in consideration of Companies’ agreement to provide the compensation upon the termination of his employment as set forth in the Employment Agreement; and
     WHEREAS, the Executive has incurred a termination of employment effective as of                     , 20___; and
     WHEREAS, Companies and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Employment Agreement or otherwise out of the Executive’s employment by Companies.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Companies and Executive agree as follows:
     1. RELEASE OF COMPANY AND PARENT. In consideration for the payments to be made pursuant to the Employment Agreement:
     (a) Except as set forth in paragraph 1(b) below, Executive knowingly and voluntarily releases, acquits and forever discharges the Company, Parent and their respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including, without limitation, all claims for salary, bonuses, severance pay, vacation pay or any benefits arising under the Employment Retirement Income Security Act of 1974, as amended; any claims of sexual harassment, or discrimination based upon race, color, national origin, ancestry, religion, marital status, sexual orientation, citizenship status, medical condition or disability under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the American with Disabilities Act, The Consolidated Omnibus Budget Reconciliation Act, as amended, The Fair Labor Standards Act, as amended, and any other federal, state or local law prohibiting discrimination in engagement; any claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or under any other federal, state or local law prohibiting age discrimination; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort; any claim for costs, fees, or other expenses, including attorneys fees; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
     (b) Notwithstanding the foregoing, this Release shall not be construed so as to release or discharge the Company from its obligations under Sections 1(b)-1(d), and 9 of the Employment Agreement. In addition, notwithstanding this Release, Executive shall continue to be covered by Company’s and Parent’s directors and officers liability insurance and the indemnification provisions of the Company’s and the Parent’s governing documents to the extent such insurance and such indemnification provisions are applicable to Executive.
     (c) Executive represents that he has not filed against the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in paragraph 1(a) hereof. If Executive has filed a complaint, charge, grievance, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such complaint, charge, grievance, lawsuit or similar action within five (5) days of signing this Termination Release.
     (d) Notwithstanding the foregoing, this Termination Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This Termination Release does not release, waive or give up any claim for workers’ compensation benefits, vested retirement or welfare benefits he is entitled to under the terms of Companies’ retirement and welfare benefit plans, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Employment Agreement.
     2. RELEASE OF EXECUTIVE
     (a) Companies knowingly and voluntarily release, acquit and forever discharge Executive and his heirs, executors, administrators, successors and assigns (collectively, the “Executive Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against him which Companies or their respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries their heirs, executors, administrators, successors and assigns (“Companies Persons”) ever had, now have or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including, without limitation, all claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, breach of fiduciary duties, or any other business-related tort; any claim for costs, fees, or other expenses, including attorneys fees, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
     (b) Companies represent that they have not filed against the Executive Releasees, any complaints, charges or lawsuits and covenants, and agree that they will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Executive Releasees arising out of any matters set forth in paragraph 2(a) hereof. If Companies has filed a complaint, charge, grievance, lawsuit or similar action, they agree to remove, dismiss or take similar action to eliminate such complaint, charge, grievance, lawsuit or similar action within five (5) days of signing this Termination Release.
     3. CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligations under paragraphs 4 and 8 of the Employment Agreement.
     4. NO DISPARAGEMENT.
     (a) The Executive agrees not to disparage the Companies, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward the Company or Parent or, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Termination Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.
     (b) Companies agree not to disparage Executive, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward Executive, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Termination Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.
     5. CONFIDENTIALITY. The Executive agrees to keep the terms of this Agreement and of this Termination Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order; provided, however, that Executive may disclose the terms of this Termination Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential; provided, further, however, that the Companies may disclose the terms of this Termination Release to its certified public accounts, outside counsel or others on a need to know basis, provided these people agree to keep such information confidential.
     6. ACKNOWLEDGMENT. The Companies have advised the Executive to consult with an attorney of his choosing prior to signing this Termination Release and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Executive shall have twenty-one (21) days to consider the waiver of his rights in this Termination Release, although he may sign this Termination Release sooner if he chooses. Once he has signed this Termination Release, the Executive shall have seven (7) additional days from the date of execution to revoke his consent to the waiver of his rights. If no such revocation occurs, the Executive’s waiver of rights in this Termination Release shall become effective seven (7) days from the date of execution by the Executive. In the event that the Executive revokes his waiver of rights in this Termination Release, this Termination Release will have no force and effect and, except as provided by Section 9 of the Employment Agreement, no post termination payments required shall be due or payable.
     7. GOVERNING LAW. This Termination Release shall be governed and construed in accordance with the laws of State of Michigan, without giving regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the Executive and Companies have executed this Termination Release as of                      200_.
EXECUTIVE:

W. Anderson Geater

COMPANIES:

ORIGEN FINANCIAL L.L.C., a Delaware limited liability company

By:

Its:

ORIGEN FINANCIAL, INC., a Delaware corporation

By:

Its:

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